Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 8, 2007 (the “Execution Date”), by and between Tix Corporation, a Delaware corporation (the “Tix”) and Curtis A. Bechdel (the “Executive”).

RECITALS

A. Tix, Exhibit Merchandising LLC, an Ohio limited liability company (“EM”) and the members of EM have entered into that certain Asset Purchase Agreement, dated as of August 6, 2007 (the “Purchase Agreement”) pursuant to which Tix has agreed to acquire the assets of EM (the “EM Assets”);

B. The Executive is currently an officer and employee of EM;

C. Tix has formed Exhibit Merchandising LLC, a Nevada limited liability company, (the “Company”) to acquire the EM Assets and operate the business relating to such Assets.

D. In connection with the closing of the transactions contemplated by the Purchase Agreement (the “Closing,” and the date on which the Closing occurs, the “Effective Date”), Tix and the Executive desire that, immediately as of the Closing, the Company shall employ the Executive, and the Executive shall accept such employment, on the terms and subject to the conditions set forth herein; and

E. This Agreement will become effective only if the Closing occurs and shall be null and void and of no force or effect if the Closing does not occur for any reason.

AGREEMENT

1. Employment Term. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment shall be for a term commencing on the Effective Date and continuing through the day preceding the third anniversary of the Effective Date (the “Initial Termination Date”); provided, that this Agreement shall be automatically extended for an additional three year period unless the Company elects not to so extend such term by notifying Executive, in accordance with Section 7, of such election not less than sixty days prior to the Initial Termination Date (in any case, the “Employment Period”).

2. Position and Duties.

(a) Position. During the Employment Period, the Executive shall serve as Vice President, Operations, of the Company and shall perform such employment duties as are usual and customary for such position. The Executive shall report to the Chief Executive Officer or the Chief Operating Officer of Tix, as so designated by Tix. The Company shall retain full direction and control of the means and methods by which the Executive performs the above services. At the Company’s request, the Executive shall serve Tix and/or its subsidiaries and affiliates in such other offices and capacities in addition to the foregoing as Tix shall designate, provided his duties are substantially similar to those described above. In the event that the Executive serves in any one or more of such additional capacities, the Executive shall not be entitled to any additional compensation on account of such service beyond that specified in this Agreement.

(b) Place of Employment. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s location in Ohio. Notwithstanding the foregoing, the Company may from time to time require the Executive to travel temporarily to other locations on the Company’s business.

(c) Exclusivity. During the Employment Period, except for such other activities as the Chief Executive Officer of the Company may approve in writing, in its sole discretion, the Executive shall devote his entire business time, attention and energies to the business and affairs of the Company, to the performance of the Executive’s duties under this Agreement and to the promotion of the Company’s interests, and shall not (i) accept any other employment, directorship or consultancy, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place the Executive in a competing position to, that of the Company. Notwithstanding the foregoing, the Executive may perform services related to the set up and tear down of the Princess Diana exhibit in Australia provided that such exhibit will pay for Executive’s costs with respect thereto and reimburse the Company for Executive’s Base Salary for the period Executive spends in performance of such duties.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay the Executive a base salary (the “Base Salary”), initially set at $160,000 per year, subject to annual review in the sole discretion of the Chief Executive Officer of the Company but not less than a 6% increase each year and payable in accordance with the Company’s normal payroll procedures applicable to similarly situated executives of the Company, as in effect from time to time.

(b) Annual Bonus. In addition to the Base Salary set forth above, the Executive shall be eligible to receive an annual bonus (the “Bonus”), at the sole discretion of the Chief Executive Officer of the Company. Within 90 days from the date hereof, Executive and Tix shall in good faith negotiate a performance-based Bonus arrangement.

(c) Stock Options. Employee shall receive options to purchase 25,000 shares of Tix’s Common Stock (subject to adjustment for stock splits, stock dividends, recapitalizations, etc.) on the Effective Date and on each anniversary of the Employment Period at an exercise price equal to the then fair market value of Tix’s stock, the terms of such options to be set forth in a separate Stock Option Agreement. The term of each option shall be three years.

(d) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in any other incentive, savings and retirement plans, policies and programs that are available generally to similarly situated employees of Tix, provided, that neither Tix nor the Company shall have any obligation to adopt, maintain or continue any such plans, policies or programs, provided however, that if the Company materially reduces or terminates any such plans, policies or programs, Executive’s Base Salary shall be increased by the amount of the net benefit which is no longer available to Executive.

(e) Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s legal dependants shall be eligible for participation in the welfare benefit plans, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by Tix for similarly situated employees, provided, that the Company shall have no obligation to adopt, maintain or continue any such plans, policies or programs.

(f) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses, including a cellular phone, incurred by the Executive in accordance with Tix expense reimbursement policy applicable to similarly situated employees of Tix, as in effect from time to time, provided that the Executive properly substantiates such expenses in accordance with such policy. Executive shall be entitled to fly Business Class on international travel.

(g) Paid Time Off. During the Employment Period, the Executive shall be entitled to three weeks paid vacation.

(h) Executive Assistant. Executive shall have an Executive Assistant of his choice with such Assistant’s employment terms to be approved by Tix.

4. Termination of Employment.

(a) Death; Disability. If the Executive dies during the Employment Period or the Executive’s Employment is terminated due to the Executive’s Disability, the Executive or the Executive’s estate, as applicable, shall be entitled to receive (i) the Executive’s earned but unpaid Base Salary accrued through such Date of Termination, (ii) accrued but unpaid vacation time through such Date of Termination, (iii) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable under Section 3(f) above, (iv) any bonuses required to be paid to the Executive pursuant to this Agreement for any Company fiscal year ending or anniversary of the Effective Date occurring, respectively, prior to the Date of Termination, to the extent payable, but not previously paid, and (v) any vested benefits and other amounts due to the Executive under any plan, program, policy of, or other agreement with, the Company (together, the “Accrued Obligations”), promptly, or, in the case of benefits described in Section 4(a)(v), as such obligations become due to the Executive.

(b) Cause. If the Executive’s employment becomes terminable by the Company for Cause, the Company may terminate the Executive’s employment immediately and the Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 4(a)(v), as such obligations become due to the Executive.

(c) Release; Exclusivity of Benefits. Notwithstanding anything in this Agreement to the contrary, it shall be a condition to the Executive’s right to receive the amounts due pursuant to Section 4(a), that the Executive (or his estate) execute, deliver to the Company and not revoke a general waiver and release of claims in a form prescribed by the Company (the “Release”). Except as expressly provided in this Section 4, upon the termination of the Executive’s employment, the Company shall have no obligations to the Executive in connection with his employment with the Company or the termination thereof.

(d) Definitions.

“Cause” shall mean (i) a material breach of this Agreement by the Executive; (ii) the willful or repeated failure or refusal by the Executive substantially to perform his duties hereunder; (iii) the indictment of the Executive for any felony or other crime involving moral turpitude, (iv) fraud, embezzlement or misappropriation by the Executive relating to the Company or its funds, properties, corporate opportunities or other assets, or (v) the Executive repeatedly acting in a manner or repeatedly making any statements, in either case, which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

“Disability” shall mean a condition that causes the Executive to become entitled to long-term disability benefits under an applicable Company plan or, if no such plan applies to the Executive, Disability shall mean that the Executive is unable, as determined by the Board, to substantially perform his duties under this Agreement for 90 days in any 365-day period. If Executive disputes the decision of the Board, the matter shall be referred to a physician or other professional mutually acceptable to the parties.

5. Confidential Information and Employee Developments. Concurrently herewith, the Executive agrees to execute and comply with the terms of the Confidential Information and Employee Development Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”). The compensation and benefits provided under this Agreement, are hereby acknowledged by the parties hereto to constitute adequate consideration for the Executive’s entering into the Confidentiality Agreement.

6. Representations.

(a) No Violation of Other Agreements. The Executive hereby represents and warrants to the Company that (i) he is fully authorized and empowered to enter into this Agreement and that the performance of his obligations hereunder will not violate any agreement between him and any other person, firm, organization or other entity; and (ii) the Executive is not bound by the terms of any agreement with any previous employer (except EM) or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

(b) No Disclosure of Confidential Information. The Executive hereby represents that the Executive’s performance of his duties under this Agreement will not require him to, and he shall not, rely on in the performance of his duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of the Executive.

7. Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

12001 Ventura Place, Suite 340
Studio City, CA 91604
Attention: Chief Executive Officer

If to the Executive: to the most current home address on file with the Company’s Human Resources department, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 7, and shall be deemed to have been given upon receipt.

8. Code Section 409A

(a) Code Section 409A Exempt. To the extent that any compensation or benefits payable under this Agreement constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, this Agreement shall be deemed to incorporate the terms and conditions required by Code Section 409A and Department of Treasury regulations. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. With respect to any compensation or benefits payable under this Agreement that may be subject to Code Section 409A and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company deems necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (ii) comply with the requirements of Code Section 409A and related Department of Treasury guidance.

(b) Specified Employees. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to the Executive during the 6-month period following the Executive’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i)) if the Chief Executive Officer of the Company determines that paying such amounts at the time or times indicated in this Agreement would cause the Executive to incur additional tax under Code Section 409A. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such 6-month period, the Company will pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such 6-month period.

9. Effectiveness. This Agreement shall become effective as of the Closing Date of the acquisition of the EM Assets. Notwithstanding anything contained herein, in the event that the Purchase Agreement is terminated or the Closing Date otherwise does not occur, this Agreement shall automatically, and without notice, terminate without any obligation on the part of any party hereto and the provisions of this Agreement shall be of no force or effect.

10. Miscellaneous.

(a) Governing Law. The rights and duties of the parties will be governed by the local law of the State of California, excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction. Subject to Section 10(e) below, the parties hereto consent to the jurisdiction of the state and federal courts located in the state of California to adjudicate any disputes between such parties.

(b) Captions. The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

(c) Amendment. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

(d) Withholding. The Company shall withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes, as the Company determines to be legally required pursuant to any applicable laws or regulations.

(e) Arbitration. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement, the interpretation hereof, the breach, termination or invalidity hereof or the employment relationship shall be settled exclusively and finally by arbitration. Any such arbitration shall be conducted in accordance with the [Commercial] Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Los Angeles, California or in such other city in the United States as the parties to the dispute may designate by mutual written consent. Any decision or award of the arbitral tribunal shall be in the form of a written opinion and shall be final and binding upon the parties to the arbitration proceeding. The arbitral tribunal shall assess any costs associated with the arbitration.

(f) No Waiver. Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder, including without limitation, with respect to any of the covenants contained in Section 5 above, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) Severability. If any portion of this Agreement is held to be invalid or unenforceable, or excessively broad, the remaining covenants and restrictions or portions thereof shall remain in full force and effect to the fullest degree possible to achieve the purposes of this Agreement and to afford the Company the maximum protections allowed by law, and, if with respect to any covenants contained in Section 5 of this Agreement, the invalidity or unenforceability is due to the deemed unreasonableness of time or geographical restrictions, such covenants and restrictions shall be effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction. The parties agree that the Court shall construe any invalid or unenforceable provisions in the manner that most closely reflects the effect and intent of the original language.

(h) Construction. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party by the rule of construction abovementioned.

(i) Assignment. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(j) Entire Agreement. As of the Effective Date, this Agreement, together with the Purchase Agreement and any Ancillary Agreements (as defined in the Purchase Agreement), constitutes the final, complete and exclusive agreement and understanding between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to the Executive by the Company or any representative thereof.

(k) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

The Executive acknowledges with the execution of this Agreement that (i) the Executive has carefully read and understands all the terms herein and, with respect to the covenants contained in Section 5, agrees that each such covenant is necessary for the reasonable and proper protection of the Company’s legitimate interests, and (ii) the Company has been induced to enter this Agreement and to allow the Executive access to its Confidential Information, in significant part, by the Executive’s representations that he will abide by and be bound by each of the restraints and covenants contained in Section 5 of the Agreement. The Executive acknowledges that he has been advised by the Company to seek independent legal counsel to review and advise him with respect to this Agreement, and that he has either done so or has voluntarily elected to forego such right.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from the Chief Executive Officer of the Company, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

THE COMPANY:	TIX CORPORATION

By:
Name: Title:

EXECUTIVE:

Curtis A. Bechdel

EXHIBIT A

CONFIDENTIALITY, NON-COMPETE
AND NON-DISCLOSURE AGREEMENT

This Confidentiality, Non-Compete and Non-Disclosure Agreement (“Agreement”), effective as of August 8, 2007, is between Tix Corporation dba Tix4Tonight (hereinafter “Employer”) and Curtis A. Bechdel (“hereinafter Employee”) (individually a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Employer is a Nevada corporation which is in the business of booking and arranging the sale of show tickets, special event tickets, dinner reservations, and the like and has developed and uses commercially valuable technical and non-technical information;

WHEREAS, Employee is employed full-time with Exhibit Merchandising LLC, a Nevada limited liability company (“EM”) as an employee and will be given access to Employer’s Confidential Information; and

WHEREAS, Employer and Employee desire to set forth in writing the terms of their agreement for confidentiality, non-competition and non-disclosure of information.

NOW, THEREFORE, in consideration of Employee’s employment and/or continued employment with Employer, the recitals listed above, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION I
DEFINITIONS

1.1 “Confidential Information” shall include, but not be limited to, any and all of the following:

(a) trade secrets concerning the business and affairs of the Employer and EM; system documentation; manuals; data; know-how; formulae; compositions; past, current, and planned research and development; customer lists and information; vendor lists and information; price lists; market studies; business plans; methods and mechanisms of operations; computer software and programs (including object code and source code); database technologies, systems, structures, and architectures (and related formulae); processes; improvements; devices; inventions; discoveries; concepts; ideas; designs; and any other information, however documented, that is a trade secret within the meaning of Nevada Revised Statutes § 600A; and

(b) information concerning the business and affairs of the Employer and EM (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented); and

(c) notes, analyses, compilations, studies, summaries, and other material prepared by or for the Employer containing or based on, in whole or in part, any information included in the foregoing.

Confidential Information shall not include information which demonstrably: (a) was known to the Employee prior to disclosure by the Employer; provided, that the source of such information is not known by the Employee to have been bound by any obligation of confidentiality or fiduciary duty to the Employer or any of its subsidiaries or affiliates, or (b) is or becomes generally known in the booking and ticket sale industry other than by unauthorized disclosure or breach of fiduciary duty.

1.2 “Employment Period” shall mean the term of Employee’s employment with Employer.

1.3 “Post-Employment Period” shall mean one (1) year from termination of Employee’s employment with Employer for whatever reason.

SECTION II
CONFIDENTIALITY

2.1 Acknowledgments by the Employee. The Employee acknowledges that (a) during the Employment Period and as a part of his or her employment, the Employee will be afforded access to Confidential Information; (b) the Confidential Information is unique and valuable and was developed by the Employer at great cost and over a long period of time; (c) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (d) as part of the employment relationship, Employer has invested and will continue to invest time and money in training Employee for his or her position; (e) the Employer has required that the Employee make the covenants in this Section II as a condition to its employment and/or continued employment of Employee; and (f) the provisions of this Agreement are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

2.2 Confidentiality Agreements by the Employee. In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

(a) During and following the Employment Period, the Employee shall hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(b) Any trade secrets of the Employer will be entitled to all of the protections and benefits under Nevada Revised Statutes Chapter 600A and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

(c) The Employee will not remove from the Employer’s premises (except to the extent such removal has been specifically authorized by the Employer) any documents, correspondence, notes, memorandum, notations, files, manuals, drawings, blue prints, reports, flow charts, programs, proposals, records, notebooks, computer software or codes, or any other documentation concerning Employer’s customers, products, or processes used by Employer in the furtherance of its business, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

2.3 Disputes or Controversies. The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

SECTION III
NON-COMPETITION AND NON-INTERFERENCE

3.1 Acknowledgments by the Employee. The Employee acknowledges that: (a) the services to be performed by him or her under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer’s business is regional in scope; (c) the Employer competes with other businesses that are or could be located in any part of Nevada; (d) the Employer has required that the Employee make the covenants set forth in this Section III as a condition to its employment and/or continued employment of Employee; and (e) the provisions of this Section III are reasonable and necessary to protect the Employer’s business.

3.2 Covenants of the Employee. In consideration of continued employment of Employee by Employer, the acknowledgments by the Employee, and the compensation and benefits to be paid or provided to the Employee by the Employer, the Employee covenants that he or she will not, directly or indirectly:

(a) during the Employment Period and the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, any business whose products or activities compete in whole or in part with the products or activities of the Employer within Nevada; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(b) whether for the Employee's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Employee to be a customer or vendor of the Employer, whether or not the Employee had personal contact with such person during and by reason of the Employee's employment with the Employer;

(c) whether for Employee’s own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, use information obtained while employed by Employer to obtain favorable treatment from any person known by the Employee to be a vendor or supplier of the Employer, whether or not the Employee had personal contact with such person during and by reason of the Employee’s employment with the Employer;

(d) whether for the Employee’s own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period (not including a relative of Employee) or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the Employment Period and the Post Employment Period, interfere with the Employer’s relationship with any person, including any person who at any time during the Employment Period was an employee, vendor, or customer of the Employer; or

(e) at any time during or after the Employment Period, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

3.3 Notice to Future Employers. The Employee will, while the covenant under this Section III is in effect, give notice to the Employer, within ten days after accepting any other employment, of the name and address of the Employee’s new employer. The Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

SECTION IV
REMEDIES FOR BREACH

Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and the Employer will not be obligated to post bond or other security in seeking such relief.

SECTION V
OTHER PROVISIONS

5.1 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

5.2 Amendments and Modifications. This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the parties hereto.

5.3 Governing Law. This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles.

5.4 Section Headings, Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

5.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.6 Binding Effect. Each covenant and condition of this Agreement shall be binding on and inure solely to the benefit of the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred.

5.7 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

5.8 Acknowledgment. Employee acknowledges that he or she has read this Agreement, that he or she signs the same out of his or her own free will and choice, and that he or she is not under any duress, suggestion or undue influence. Employee further acknowledges that this Agreement was fully discussed with Employee prior to Employee accepting employment with Employer.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER	EMPLOYEE

Tix Corporation dba Tix4Tonight

By:
Name: Title:	Curtis A. Bechdel